Exhibit 10.2


                                                                  SEPTEMBER 2011




                                 SUMMARY REPORT





JERVIS INLET, BC





                                                                        MENDELLA
                                                                        PROPERTY
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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

EXECUTIVE SUMMARY                                                              3

1.0 INTRODUCTION                                                               4

    1.1 Terms of Reference                                                     4

    1.2 Location and Access                                                    5

    1.3 Topography, Climate, Vegetation                                        5

    1.4 Property Status                                                        6

    1.5 Previous Work                                                          7

2.0 GEOLOGICAL OVERVIEW                                                        7

    2.1 Regional Geology                                                       7

    2.2 Property Geology                                                       7

3.0 CONCLUSIONS AND RECOMMENDATIONS                                           11

4.0 REFERENCES                                                                12

FIGURES

1.  Mendella Property BC Location Map                                          4

2.  Mendella Property Regional Location Map                                    5

3.  Mendella Property Map                                                      6

4.  Regional Geology of the Mendella Property                                  8

5.  Mendella Property Photo                                                    9

6.  Mendella Open-Cut and Old Wheelbarrow Photo                               10

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EXECUTIVE SUMMARY

1. The Mendella Property is located on Jervis Inlet, about 100 km northwest of Vancouver, BC. Access is by helicopter or float plane from Vancouver or Sechelt, or by boat from Egmont or Pender Harbour on the Sechelt Peninsula. The Mendella Property comprises one MTO mineral claim containing six cell claim units totaling 124.551 hectares.

2. The Jervis Inlet area is underlain by a variety of Jurassic to Tertiary age granitic intrusives of the Coast Plutonic Complex. The granitic rocks intrude and metamorphose Jurassic to Lower Cretaceous argillaceous sediments and andesitic to felsic volcanics of the Gambier Group.

3. The Gambier Group hosts the 60 million tonne Britannia volcanogenic copper, zinc, lead, silver, gold deposit on Howe Sound about 80 km to the southeast. The Mendella Property is predominantly underlain by metamorphosed sediments and volcanics of the Gambier Group with zinc, lead, silver and copper mineralization in a geological setting similar to the Britannia Mine. Two areas of mineralization were explored by prospectors in the early 1900's. More recent exploration includes geological mapping, rock sampling and soil geochemistry by Newmont Exploration Ltd. and James Laird in 1984. No other work has been recorded.

4. A two-phase proposed work program includes construction of a control grid, geological mapping and rock sampling, additional silt geochemical sampling and trenching. Based on a compilation of these results, a diamond drill program will be designed to explore and define the potential resources.

                                       3
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1.0  INTRODUCTION

     1.1  TERMS OF REFERENCE

     This summary report is a compilation of geological data currently available regarding the Mendella Property located on Jervis Inlet, about 100 km northwest of Vancouver, BC. Historical information from Laird Exploration Ltd. files, the BC Department of Mines, the Geological Survey of Canada and other sources has been reviewed and used where pertinent.

                       [MAP SHOWING PROPERTY BC LOCATION]


                    FIG. 1 MENDELLA PROPERTY BC LOCATION MAP


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                    [MAP SHOWING PROPERTY REGIONAL LOCATION]


                 FIG. 2 MENDELLA PROPERTY REGIONAL LOCATION MAP






     1.2 LOCATION AND ACCESS

     The Mendella Property is located on the shore of Jervis Inlet near Britain River, approximately 100 km northwest of Vancouver, BC, and 65 km north of Sechelt, BC. The area is presently accessible by boat, helicopter or float plane from the Sechelt Peninsula or Powell River. Several campsite locations with good water supplies can be found on the property. Supplies and services are available in Egmont or Pender Harbour.

     1.3 TOPOGRAPHY, CLIMATE, VEGETATION

     The topography along Jervis Inlet extends from sea level to mountain peaks in excess of 2000 metres elevation. The known showings and workings on the Mendella Property are located between sea level and 250 metres of elevation. The climate is typical of the West Coast of BC,

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     generally  mild and wet  overall  with  significant  snowfall in the winter months. The summers are usually warm with less rainfall. Vegetation at lower elevations is a dense growth of coniferous forest, with cedar, fir, spruce, alder and maple trees.

                        [MAP SHOWING PROPERTY LOCATION]


                          FIG. 3 MENDELLA PROPERTY MAP






     1.4 PROPERTY STATUS

     The Mendella Property comprises one MTO mineral claim containing 6 cell claim units totaling 124.551 hectares. The property was originally staked March 18, 2006. The property was previously owned and explored by James Laird during the 1980's.

     BC Tenure #        Work Due Date       Staking Date       Total Area (Ha.)
     -----------        -------------       ------------       ----------------
       903289           Sept. 28, 2012      Sept. 28, 2011         124.551

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     1.5 PREVIOUS WORK

     The original Mendella Property was discovered in the early 1900's by prospector Thomas Lillie of Pender Harbour. A series of open-cuts were blasted to expose the mineralization, the largest was 5 metres long by 3 metres wide by 3 metres high. An average sample chipped across the face of the cut by the District Mining Engineer in 1917 gave values of 6% zinc, 2% lead and 0.8 oz/t silver.

     The Mendella Property was re-staked in 1984 by James Laird and optioned to Newmont Exploration Ltd. A Newmont fieldwork program done in 1984 included prospecting, geological mapping, and soil geochemistry. No work has been done since this time.

2.0 GEOLOGICAL OVERVIEW

     2.1 REGIONAL GEOLOGY

     The Upper  Jervis  Inlet  area is  underlain  by a variety of  Jurassic  to
     Tertiary granitic intrusives of the Coast Plutonic Complex. The granitic rocks intrude and metamorphose Jurassic to Lower Cretaceous argillaceous sediments and andesitic to felsic volcanics of the Gambier Group. The
     Gambier Group hosts the 60 million tonne Britannia volcanogenic (VMS) copper, zinc, lead, silver, gold deposit on Howe Sound about 80 km to the southeast. The Mendella Property is predominantly underlain by metamorphosed sediments and volcanics of the Gambier Group with zinc, lead, silver and copper mineralization in a geological setting similar to the Britannia Mine.

     2.2 PROPERTY GEOLOGY

     The property is underlain by Lower Cretaceous Gambier Group metamorphic schists bounded between two distinct phases of the Coast Plutonic Complex. The schists are banded in a northwest direction with steep westerly to vertical dips. Approximate dimensions of the metamorphic rock package are 600 metres in width at the shoreline by

     1400  metres  along   strike.   Mineralization   consists  of  massive  and
     disseminated pyrite, pyrrhotite, marcasite, sphalerite, galena and chalcopyrite associated with quartz-sericite alteration and intense silicification.

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             [MAP SHOWING REGIONAL GEOLOGY OF THE MENDELLA PROPERTY]



                FIG. 4 REGIONAL GEOLOGY OF THE MENDELLA PROPERTY










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                      [PHOTO SHOWING THE MENDELLA PROPERTY]



                            FIG. 5 MENDELLA PROPERTY





     The work by Newmont included detailed geological mapping, which divided the metamorphic rocks into a series of units within the metamorphic package. The showings of lead and zinc on the shoreline and at the Mendella open-cuts at 250 metres elevation were inferred to be hosted by the same units, thereby establishing significant strike length.

     The geochemical survey showed corresponding zinc, lead, silver and copper anomalies persisting and strengthening uphill from the known showings. This area is largely unexplored. Rock chip sample values were low. It is likely that extensive oxidization of the faces of the open-cuts leached metal values and would require blasting to take a fresh sample. No grab-samples of the fresh massive sulphides on the dump were assayed.

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              [PHOTO SHOWING MENDELLA OPEN-CUT AND OLD WHEELBARROW]



                  FIG. 6 MENDELLA OPEN-CUT AND OLD WHEELBARROW







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3.0 CONCLUSIONS AND RECOMMENDATIONS

     A proposed work program includes GPS-controlled geological mapping, blasting fresh rock samples of surface showings and trench workings, construction of a control grid, and a geochemical sampling program. Based on a compilation of these results, a diamond drill program will be designed to explore and define the potential resources. The anticipated costs of this development are presented in two results-contingent stages.

PHASE 1
Reconnaissance geological mapping, prospecting, rock and geochemical sampling. Five days on site, two days travel, three days report preparation.

Geologist -10 days @ $450/day                                       $  4,500.00
Consultant/Project Manager - 10 days @ $450/day                     $  4,500.00
Blaster/Geological Assistant - 7 days @ $300/day                    $  2,100.00
Truck rental - 1000 km @ 0.75/km inclusive                          $    750.00
Boat Rental with fuel - 7 day@ $150.00/day                          $  1,050.00
Rock samples - 50 @ $50.00 per sample                               $  2,500.00
Geochemical samples - 100 @ $30.00 per sample                       $  3,000.00
BC Ferries                                                          $    300.00
Per Diem (with camp rental) - 21 man-days @ $125.00/day             $  2,625.00
Misc. sampling and field supplies                                   $    500.00
Report and reproduction costs                                       $  2,000.00
                                                                    -----------
SUBTOTAL                                                            $ 23,825.00

Management Fee @ 15%                                                $  3,573.75
Contingency @ 10%                                                   $  2,383.00
                                                                    -----------
TOTAL                                                               $ 29,781.75
GST @ 6%                                                            $  1,786.90
                                                                    -----------
NET TOTAL                                                           $ 31,568.65

PHASE 2
1000 metres of diamond drilling @ 100.00 per metre, plus
geological supervision, camp and supplies, transportation,
assays, report and other ancillary costs.                           $230,000.00
                                                                    -----------

TOTAL                                                               $261,568.65
                                                                    ===========

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4.0 REFERENCES

     BC Department of Mines Annual Report for 1917, pages 281, 282. Mendella Group.

     Boyle, H. C. (1984) Geology and Geochemistry of the Mendella Claim Group, BC Assessment Report #13626

     James Laird, Laird Explorations Ltd. Prospector and Mining Exploration Contractor for more than 25 years, provided prospecting notes on Lausmann Creek placer gold 1981, 1984 and 1992. Provided notes and photographs on the geology of the Jervis Inlet project area and exploration of the Canyon Gold Property area.

     Gregory R. Thomson, Geoscientist & Consulting Geologist of 25 years Provided notes and personal experience of mineral exploration and local geology gained while working in the Coastal region of in the Province of British Columbia.

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